Exhibit 10.5
Form of Retention Letter

Memorandum

TO:
FROM:
DATE:	[ ], 2012
SUBJECT:	Special Retention Incentive Program

As you know, Penson Financial Services, Inc. (“PFSI”) entered into various agreements with Apex Clearing Holdings LLC (“Apex Holdings”) on May 31, 2012, pursuant to which PFSI agreed to sell and transfer the customer and correspondent accounts and related contractual rights under its securities clearing contracts.
Since you are currently providing services to Penson Worldwide, Inc. (“PWI”) and PFSI, we are pleased to inform you that the boards of directors of PWI and PFSI have approved a special retention program (the “Incentive Payment”) for you as an incentive to continue to remain employed following the closing date of the transaction. This Incentive Payment will be in addition to any severance payment you may be entitled to receive upon certain terminations of your employment.
Incentive Payment:
The specific terms and conditions governing your Incentive Payment entitlement may be summarized as follows:
1.The aggregate amount of your Incentive Payment will be $______________.
2.Such amount will be payable in 7 equal successive monthly installments on the last day of each month over the 7-month period commencing June 2012 and ending December 2012. Each installment will be paid only if you continue to remain employed with PWI and/or PFSI through the scheduled payment date for that installment. Subject to Paragraph 3, should your employment terminate for any reason prior to the payment date of an installment, you will not be eligible to receive that installment or any subsequent installment of your Incentive Payment.
3.Notwithstanding the foregoing, in the event PWI and PFSI terminate your employment other than for Cause prior to December 31, 2012, you will be paid any remaining unpaid installments of your Incentive Payment in a lump sum on the date of such termination. In addition, in the event of a voluntary or involuntary bankruptcy filing with respect to PWI (or any subsidiary), any remaining unpaid installments of your Incentive Payment will be automatically accelerated (without any further action required) unless PWI’s board of directors determines that an acceleration is not necessary to protect your rights, and subject to the court’s discretion to permit the payment. Unless your employment agreement or offer letter specifies a different definition, the term “Cause” means (a) failure to adequately perform the material duties or fulfill the responsibilities of your position with PWI or PFSI; (b) misconduct, insubordination or failure to comply with PWI or PFSI policies governing employee conduct and procedures; (c) excessive lateness or absenteeism; (d) conviction of or pleading guilty or nolo contendere to any felony offense or crime of violence or dishonesty; (e) commission of any act of fraud against, or the misappropriation of property belonging to, PWI (or its subsidiaries) or any vendor, partner, employee or customer of PWI (or its subsidiaries); (f) any other misconduct adversely affecting the business, operations, reputation or business prospects of PWI (or its subsidiaries); or (g) a breach of any agreement you have at the time with PWI or PFSI including (without limitation) any proprietary information, non-disclosure or confidentiality agreement.
4.Each installment payment under Paragraph 2 (and any payment under Paragraph 3) will be subject to the collection of all applicable withholding, including federal, state and local income and employment withholding taxes.
Severance Payment:
You will be eligible to receive severance payment and benefits under the 2012 Penson Severance Pay Plan, as amended effective June _, 2012 (the “Severance Plan”) in the event of certain terminations of your employment, subject to the terms and conditions of the Severance Plan.
Nothing in this award letter shall confer upon you any right to continue in the employ of PWI or PFSI for any period of specific duration or interfere with or otherwise restrict in any way the rights of PWI or PFSI or your rights to terminate your employee status at any time for any reason, with or without cause. Unless your employment agreement or offer letter provides for a different governing law provision, this award letter will be governed by and construed in accordance with the laws of the State of Texas without resort to that State’s conflict-of-laws rules. To the extent you are providing services to PFSI, the rights and obligations of PWI set forth herein shall also be deemed to be rights and obligations of PFSI.
We hope that you find the Incentive Payment a significant addition to your total compensation package which will encourage you to continue in the service of PWI and PFSI and facilitate the provision of transitional services to Apex Clearing Corporation.

Should you have any questions concerning the Incentive Payment or the Severance Plan, please call [HR Representative] at __________. A copy of the 2012 Penson Severance Pay Plan is available at _______________.

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